UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Asmussen, Erick R.
   3102 West End Avenue, Suite 1100
   Nashville, TN  37203
   USA
2. Issuer Name and Ticker or Trading Symbol
   UCAR International Inc.
   UCR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/29/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Controller
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |2/4/00|A   |V|9                 |A  |$23.76     |                   |I     |                           |
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Common Stock               |2/15/0|A   |V|31                |A  |$21.60     |                   |I     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/29/0|A   |V|19                |A  |$15.14     |1,025              |I     |(1)                        |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/25/0|P   | |300               |A  |$13.00     |                   |I     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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common Stock               |2/25/0|P   | |1,200             |A  |$13.75     |1,500              |I     |(2)                        |
                           |0     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Time Option (right to |$16.31  |     |    | |           |   |(3)  |03/02|Common Stock|       |       |15,000      |D  |            |
buy)                  |        |     |    | |           |   |     |/09  |            |       |       |            |   |            |
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Time Option (right to |$14.00  |02/28|A   | |10,000     |A  |02/28|02/28|Common Stock|10,000 |       |10,000      |D  |            |
buy)                  |        |/00  |    | |           |   |/05  |/10  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Represents the number of units attributable to the reporting persons' participation in the Company Discounted Stock Fund option of the UCAR
Carbon Savings
Plan.
(2)  Represents shares purchased as custodian for minor
child.
(3) Of such options, 5,000 vested on each of May 21, 1999, July 14, 1999 and March 2, 2000.
SIGNATURE OF REPORTING PERSON
/s/ Karen G. Narwold, Attorney-in-Fact for Erick R. Asmussen
DATE
March 9, 2000